EXHIBIT 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made this 26th day of June, 2015, between Gary Herick (“Herick”) and CannaPharmaRx, Inc. (“CannaPharmaRx”), a Delaware corporation.

WHEREAS, CannaPharmaRx desires to retain the services of Herick to provide the services delineated in this Agreement.

WHEREAS, Herick is agreeable to providing said services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Herick and CannaPharmaRx agree as follows:

1. CannaPharmaRx hereby retains Herick as a consultant to perform the consulting services on a part-time basis through December 31, 2015, with an option to extend this Agreement beyond said date, which services are set forth in Exhibit A attached hereto and by this reference made a part hereof (the “Services”).

2. The Services set forth in Exhibit A shall be dependent upon CannaPharmaRx’s cooperation and support.

3. In consideration of the Services to be provided by Herick to CannaPharmaRx, CannaPharmaRx shall pay to Herick the sum of $9,245 (nine thousand two hundred forty five dollars) upon the signing of this Agreement and on the first day of each month thereafter through the termination of this Agreement. CannaPharmaRx shall also pay to Herick the additional sum of $910 (nine hundred ten dollars) for Herick’s medical insurance upon the signing of this Agreement and on the first day of each month thereafter through the termination of this Agreement. If exercised, the terms of he option to extend this Agreement past December 31, 2015 shall be agreed to by both parties prior to the option becoming effective.

4. Herick shall be reimbursed by CannaPharmaRx for his work related preapproved travel and expenses. Herick shall obtain approval in advance from Gerry Crocker, CEO, or Chris Schnittker, CFO of CannaPharmaRx before incurring all such travel and expenses. CannaPharmaRx shall not unreasonably withhold such approval, so as not to prevent Herick from performing the Services. Herick shall provide CannaPharmaRx with valid supporting documentation, within 30 (thirty) days of its having been incurred, for all travel and expenses for which he seeks reimbursement. CannaPharmaRx shall either accept or reject Herick’s supporting documentation within 5 (five) days of receiving said documentation and shall make payment to Herick for the accepted reimbursement of his travel and expenses within 5 (five) days of accepting the aforementioned supporting documentation from Herick.

5. Herick was issued an option to purchase 750,000 (seven hundred fifty thousand) shares of CannaPharmaRx common stock at an exercise price of $1.00 (one dollar) per share. As further consideration for executing this Agreement, Herick’s option grant terms are hereby amended such that the aforementioned option on all 750,000 shares of common stock of CannaPharmaRx at the exercise price of $1.00 (one dollar) shall immediately fully vest upon the signing of this Agreement. Furthermore, CannaPharmaRx shall provide Herick with a cashless exercise procedure for exercising said options, the shares issued pursuant to the exercise of this option shall be unrestricted shares, the shares issued pursuant to the exercise of this option shall not be subject to a two year lock-up period, and CannaPharmaRx shall not have any right of repurchase with respect to either the shares issued pursuant to the exercise of this option or all shares of stock of CannaPharmaRx currently owned by Herick.

6. This Agreement shall supersede and replace the Employment Agreement dated September 2, 2014 between Golden Dragon Holding Co. and Herick, and neither party shall be bound by any of the terms of the Employment Agreement.

7. It is expressly agreed that in providing the Services under this Agreement, Herick is acting as an independent contractor. Herick shall not be deemed to be an employee, agent, partner or joint venturer of CannaPharmaRx for any purpose whatsoever, and Herick shall have no authority to bind or act on behalf of CannaPharmaRx.

8. Herick shall not be liable to CannaPharmaRx for any loss incurred in the performance of its Services hereunder unless caused by Herick’s intentional misconduct. Herick shall not have any liability to CannaPharmaRx, or to any third party, for any cause of action relating to this Agreement for any direct, indirect, incidental, consequential, special, punitive, exemplary, statutory or speculative damages based upon a claim of any type or nature including, without limitation, damages for lost profits, lost revenue, business interruption, loss of goodwill or the loss of data or information, even if Herick is notified in advance of the potential for any such damages and regardless of the form of action, whether in contract, tort (including negligence), warranty, strict or product liability or otherwise.

9. CannaPharmaRx agrees, at its sole cost and expense, to indemnify, defend and hold harmless Herick from and against any damages, claims, suits, liabilities, costs, losses or expenses (including reasonable attorneys’ fees), of any kind or nature, by third parties against Herick arising from the performance of Herick’s Services. Herick reserves the right, at his own expense, to assume the exclusive defense and control of any matter subject to indemnification by CannaPharmaRx under this provision and, in such event, CannaPharmaRx agrees to fully cooperate with Herick’s defense of such matter. Herick’s assumption of the defense and control of any such matters shall not abrogate any of CannaPharmaRx’s obligations hereunder.

10. Herick agrees, at his sole cost and expense, to indemnify, defend and hold harmless CannaPharmaRx from and against any damages, claims, suits, liabilities, costs, losses or expenses (including reasonable attorneys’ fees), of any kind or nature, by third parties against CannaPharmaRx arising from intentional misconduct by Herick outside the scope of Herick’s Services.

11. (a) Both Herick and CannaPharmaRx may have access to information, including, but not limited to, intellectual property (including, without limitation, any information relating to improvements, methods and processes, know-how, concepts, designs, ideas, prototypes, models, samples, formulations, trademarks, trade names, writings, notes, collectively, “Intellectual Property”), business information and plans, concepts and expressions, which are proprietary to and/or embody the substantial creative efforts of CannaPharmaRx or Herick (collectively, “Confidential Information”).

(b) Herick and CannaPharmaRx agree to maintain the Confidential Information in strict confidence and to protect the Confidential Information in the same manner that either party protects its own proprietary and confidential information of like kind. Herick and CannaPharmaRx agree not to use, disclose or permit any other person or entity access to the Confidential Information without the prior written consent of either party, and each shall be liable to the other for any such use, disclosure or access. As an exception to these obligations and not to be considered a breach of this Agreement, Herick or CannaPharmaRx may disclose the Confidential Information solely as necessary to comply with a legal order or governmental regulation, provided that either party provides the other with sufficient prior notice and assistance to allow the other party to attempt to limit any such disclosure.

12. All intellectual property that is created by CannaPharmaRx as a by-product of the Services rendered under this Agreement will be the property of CannaPharmaRx.

13. Neither party may assign this Agreement or any interest herein to any third party without the other party’s prior written consent.

14. This Agreement shall inure to the benefit of, and be binding upon, the parties’ respective heirs, representatives, successors and assigns.

15. This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all previous agreements and undertakings with respect thereto. This Agreement may be modified only by written agreement signed by the parties hereto.

16. In the event that any of the terms or provisions in this Agreement shall be held by a court of competent jurisdiction to be unenforceable, then such terms or provisions shall be construed, as nearly as possible, to reflect the intentions of the parties with the other terms and provisions remaining in full force and effect.

17. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Any action arising from, or relating to, this Agreement must be brought exclusively in the state and federal courts located in the State of Colorado. The parties consent and submit to the exclusive personal jurisdiction and venue of the state and federal courts located in the State of Colorado, for the adjudication of any and all claims arising under this Agreement. The parties agree to waive any and all objections that they may have to Colorado law as the governing law and to the sole and exclusive venue being the State of Colorado.

18. In the event that either party brings an action to enforce this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including its reasonable attorneys’ fees incurred in connection with such an action.

19. This Agreement can be executed in counterparts and facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Each party warrants and represents that it is duly authorized to enter into this Agreement.

21. Herick and CannaPharmaRx each voluntarily, irrevocably, and unconditionally releases and discharges the other from any and all complaints, claims, demands, contracts, liabilities, actions, causes of action, promises, or rights of any nature whether known or unknown and whether in law or in equity which they now own or hold or has at any time owned or held against the other arising out of or in any way connected with Herick’s employment relationship with or separation from employment at CannaPharmaRx and any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, resulting from any act or omission by or on the part of either CannaPharmaRx or Herick committed or omitted on or prior to the date of execution of this Agreement. Herick and CannaPharmaRx specifically and expressly acknowledge that this Agreement is intended to include and extinguish all claims, known and unknown, which exist up to and including the date of execution of this Agreement and which arise from Herick’s employment with or separation from employment at CannaPharmaRx and that no possible claim against either CannaPharmaRx or Herick would materially affect or change their complete and voluntary acceptance of this Agreement, even if such claim were unknown at the time of the execution of this Agreement and discovered after that execution.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CannaPharmaRx, Inc.		Gary Herick

By:	/s/ Gerry Crocker	/s/ Garry Herick
Its:

EXHIBIT A

The following Services shall be provided by Herick during the term of this Agreement:

•	Introduce CannaPharmaRx to valid institutional funding sources and, upon request, arrange and/or attend joint introductory meetings or phone calls with those sources.

•	Represent CannaPharmaRx at selected investor oriented trade shows upon the request of CannaPharmaRx (Herick will provide CannaPharmaRx with a list of the trade shows).

•	Facilitate communication with investors who participated in FY2014 and 1H FY2015 capital raising transactions.

•	Transition all Constant Contact account ownership, logins and responsibility to BB Rosario.

•	Provide a comprehensive monthly report to include all investor or banking contact information and activities.